Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ended March 31, 2014 Earnings
Houston, Texas — May 5, 2014 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended March 31, 2014 and provided an operational update.
Highlights include:

•
Completed the sale of certain non-operated properties in its Sanish project area and other non-operated leases adjacent to its Sanish position (the “Sanish Divestiture”) for cash proceeds of approximately $321.9 million on March 5, 2014.

•
Increased average daily production to 42,856 barrels of oil equivalent per day (“Boepd”). Excluding production from Sanish in the fourth quarter of 2013 and the first quarter of 2014, Oasis grew production 5% quarter over quarter.

•	Expects production in the second quarter of 2014 to range between 43,000 and 46,000 Boepd.

•
Grew Adjusted EBITDA to a record $239.8 million in the first quarter of 2014. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

•	Invested capital expenditures (“CapEx”) of $307.5 million in the first quarter of 2014.

•	Lowered well costs to $7.2 million, including the impact of Oasis Well Services (“OWS”).

•	Plans to complete over 20% of its wells during the second half of 2014 with slickwater, due to encouraging early production uplift of more than 25% in the areas tested and analyzed.

“Oasis continues to execute and deliver on expectations, as we produced in the middle of our production range and continued to drive down well costs in the first quarter in spite of harsh weather conditions,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “Our first quarter well costs were approximately $7.2 million, including the CapEx savings of $0.4 million per well realized from OWS, as we completed approximately 80% of our wells from multi-well pads and continued to optimize drilling and completion costs by area across our significant acreage position.”

Mr. Nusz added, “We picked up an additional rig during the quarter, and we anticipate a sixteenth rig coming after the spring breakup season. The majority of our rigs will be operating on pads through the spring breakup season, and we expect to produce between 43,000 and 46,000 Boepd in the second quarter. In addition, we have been identifying and testing completion techniques outside of our base design. Specifically, early time results from slickwater completions point to greater than 25% production uplift in Indian Hills, Foreman Butte, and Red Bank. Based on encouraging results to date from slickwater tests and other completion technology, we intend to complete over 60% of our wells in the second half of 2014 with alternative completion techniques. We are focused on designs that may increase production or reduce costs, ultimately driving higher per well and per drilling spacing unit returns.”

Operational and Financial Update
On March 5, 2014, the Company completed the Sanish Divestiture for cash proceeds of approximately $321.9 million, including, and subject to further, customary post close adjustments, and recognized a gain of $183.4 million.
Average daily production by project area is listed in the following table:

	Quarter Ended:
	3/31/2014	12/31/2013	3/31/2013
Average daily production (Boepd)
West Williston	28,227	28,067	19,021
East Nesson	12,980	11,412	8,384
Sanish (1)	1,649	2,627	2,748
Total	42,856	42,106	30,153
Percent Oil	89.4%	89.0%	91.5%

(1)	Includes production from the Sanish Divestiture until March 1, 2014.

The following table describes the Company’s producing wells by project area in the Williston Basin as of March 31, 2014:

	Bakken/Three Forks Producing Wells
	West Williston		East Nesson		Sanish		Total Williston Basin
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Producing on or before 12/31/2013: (1)
Operated	311	240.6	145	115.2	—	—	456	355.8
Non-Operated	151	12.6	109	8.4	323	25.0	583	46.0
Production started in Q1 2014:
Operated	28	20.3	12	9.6	—	—	40	29.9
Non-Operated	11	0.8	1	—	—	—	12	0.8
Divested/Adjusted in Q1 2014:
Operated	(1)	(0.9)	1	0.9	—	—	—	—
Non-Operated (2)	—	—	(12)	(1.3)	(323)	(25.0)	(335)	(26.3)
Total Producing Wells on 3/31/2014:
Operated	338	260.0	158	125.7	—	—	496	385.7
Non-Operated	162	13.4	98	7.1	—	—	260	20.5

(1)	Well counts include changes that occurred in the current reporting period for wells producing on or before December 31, 2013.

(2)	Includes the impact from the Sanish Divestiture.

Additionally, the Company had 15 rigs running and had a backlog of gross operated wells waiting on completion of 25 wells in West Williston and 22 wells in East Nesson as of March 31, 2014.

The Company’s average price per barrel of oil, without realized derivatives, was $89.66 in the first quarter of 2014, compared to $93.33 in the first quarter of 2013 and $85.87 in the fourth quarter of 2013. The Company’s average price differential compared to NYMEX West Texas Intermediate (“WTI”) crude oil index prices was 9% in the first quarter of 2014, compared to 1% in the first quarter of 2013 and 12% in the fourth quarter of 2013. At the beginning of the first quarter of 2014, the Company’s price differentials to WTI increased due to the pipeline market continuing to weaken as a result of refinery down time and increased production from both the United States and Canada. More recently, the pipeline market has strengthened, and the Company’s price differentials to WTI have decreased.
The Company’s revenues are detailed in the following table:

	Quarter Ended:
	3/31/2014	12/31/2013	3/31/2013
Revenues ($ in thousands):
Oil	$309,231	$295,903	$231,675
Natural gas	22,616	18,064	9,976
Well services (OWS)	15,827	17,579	5,715
Midstream (OMS)	1,845	2,069	938
Total revenues	$349,519	$333,615	$248,304

The Company’s operating expenses are detailed in the following table:

	Quarter Ended:
	3/31/2014	12/31/2013	3/31/2013
Operating expenses ($ in thousands):
Lease operating expenses (LOE)	$39,989	$35,048	$19,489
Well services (OWS)	10,359	10,228	2,682
Midstream (OMS)	561	608	232
Marketing, transportation and gathering expenses (1)	5,932	5,286	3,340
Non-cash valuation charge	(746)	782	49
Total operating expenses	$56,095	$51,952	$25,792
Operating expenses ($ per Boe):
Lease operating expenses (LOE)	$10.37	$9.05	$7.18
Marketing, transportation and gathering expenses (1)	1.53	1.36	1.23

(1)	Excludes non-cash valuation charges on pipeline imbalances.

The sequential quarter-over-quarter increase in lease operating expenses (“LOE”) per barrel of oil equivalent (“Boe”) was primarily due to additional workover costs related to restoring wells that were down due to winter weather conditions and costs to protect producing wells from offsetting wells that are being completed by the Company and other operators. The Company expects LOE to trend down over time, as it believes it will be able to drive down LOE to pre-acquisition levels. Despite first quarter performance, the Company expects that it will be able to keep LOE in the $7.50 to $9.00 per Boe range for the full year, albeit at the high end of that range.
The increase in marketing, transportation and gathering expenses from the fourth quarter of 2013 to the first quarter of 2014 is due to higher operated volumes flowing through third party oil gathering pipelines in the first quarter of 2014. Currently, the Company is flowing approximately 75% of its gross operated oil production through these gathering systems. While transporting volumes through third party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by reducing transportation costs included in the Company’s oil price differential for sales at the wellhead.
Production taxes as a percentage of oil and gas revenues were 9.6% in the first quarter of 2014, 9.1% in the first quarter of 2013 and 9.6% in the fourth quarter of 2013. The Company’s production tax rate increased in the first quarter of 2014 compared to the first quarter of 2013 due to the decreased weighting of oil revenues on certain new wells in Montana that are subject to lower incentivized production tax rates.
Depreciation, depletion and amortization expenses (“DD&A”) totaled $91.3 million in the first quarter of 2014, $66.3 million in the first quarter of 2013 and $101.3 million in the fourth quarter of 2013. DD&A was $23.66 per Boe in the first quarter of 2014, $24.42 per Boe in the first quarter of 2013 and $26.14 per Boe in the fourth quarter of 2013. The decrease in the DD&A rate was a result of lower well costs for wells completed during 2013. In addition, during the first two months of 2014, the Company had production from the wells sold in the Sanish Divestiture, but these wells were not depreciated because the assets were held for sale, which lowered DD&A by $0.78 per Boe in the first quarter of 2014.
General and administrative (“G&A”) expenses totaled $23.5 million in the first quarter of 2014, $13.9 million in the first quarter of 2013 and $28.1 million in the fourth quarter of 2013. The sequential quarter-over-quarter decrease in G&A expenses was primarily due to end-of-year compensation expenses and acquisition-related costs incurred in the fourth quarter of 2013. G&A expenses were $6.10 per Boe in the first quarter of 2014, $5.10 per Boe in the first quarter of 2013 and $7.25 per Boe in the fourth quarter of 2013. Amortization of stock-based compensation, which is included in the aggregate G&A expenses, was $4.5 million, or $1.17 per Boe, in the first quarter of 2014 as compared to $2.3 million, or $0.84 per Boe, in the first quarter of 2013 and $3.6 million, or $0.92 per Boe, in the fourth quarter of 2013.
The Company’s derivative activities are detailed in the following table:

	Quarter Ended:
	3/31/2014	12/31/2013	3/31/2013
Derivative activities (1) ($ in thousands)
Derivative settlements	$(2,239)	$(2,998)	$1,686
Change in fair value of derivative instruments	(15,364)	9,404	(16,298)
Net gain (loss) on derivative instruments	$(17,603)	$6,406	$(14,612)

(1)	The Company’s derivative instruments do not qualify for and were not designated as hedging instruments for accounting purposes.
The Company recorded non-cash charges for the impairment of oil and natural gas properties of $0.8 million in the first quarter of 2014 related to unproved property leases that expired or have been forecasted to expire under current drilling plans, as compared to $0.5 million in the first quarter of 2013 and $0.4 million in the fourth quarter of 2013.
Interest expense was $40.2 million for the first quarter of 2014 compared to $21.2 million for the first quarter of 2013 and $41.7 million for the fourth quarter of 2013. The $1.5 million decrease from the fourth quarter of 2013 was primarily the result of less interest expense incurred due to lower borrowings under the Company’s revolving credit facility during the three months ended March 31, 2014. Capitalized interest totaled $1.6 million for the first quarter of 2014, $0.8 million for the first quarter of 2013 and $1.4 million for the fourth quarter of 2013.

Income tax expense was $101.5 million for the three months ended March 31, 2014, resulting in an effective tax rate of 37.4%. The Company’s income tax expense for the three months ended March 31, 2013 was recorded at 37.5% of pre-tax net income. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended rate for each of the states in which the Company conducts business.
Adjusted EBITDA for the first quarter of 2014 was $239.8 million, a 25% increase over the first quarter of 2013 of $191.4 million, and a 6% increase from the fourth quarter of 2013 of $225.4 million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.
For the first quarter of 2014, the Company reported net income of $170.0 million, or $1.70 per diluted share, as compared to net income of $51.9 million, or $0.56 per diluted share, for the first quarter of 2013. The Company’s first quarter 2014 results were impacted by several non-cash or non-recurring items, including a $183.4 million gain on sale of properties for the Sanish Divestiture and a $15.4 million mark-to-market loss on derivative instruments. Excluding these items and their tax effect, the first quarter 2014 Adjusted Net Income (non-GAAP) was $64.8 million, or $0.65 per diluted share. Excluding similar non-cash items and their tax effect, Adjusted Net Income (non-GAAP) for the first quarter of 2013 was $62.4 million, or $0.67 per diluted share. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.

Capital Expenditures
The following table depicts the Company’s exploration and production (“E&P”) CapEx by project area and total CapEx by category:

1Q 2014
CapEx ($ in thousands):
E&P CapEx by Project Area
West Williston	$189,288
East Nesson	107,843
Total E&P CapEx (1)	297,131
OWS	6,410
Non E&P (2)	3,957
Total Company CapEx (3)	$307,498

(1)	Total E&P CapEx include $3.1 million for OMS, primarily related to salt water disposal systems.

(2)	Non-E&P CapEx include such items as administrative capital and capitalized interest.

(3)
CapEx reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity
On March 31, 2014, Oasis had total cash and cash equivalents of $56.3 million. As of March 31, 2014, the Company had $60.0 million of LIBOR loans and $5.2 million of outstanding letters of credit issued under its revolving credit facility, resulting in an unused borrowing base capacity of $1,434.8 million. On March 27, 2014, the lenders under the revolving credit facility (the “Lenders”) completed their regular semi-annual redetermination of the borrowing base, resulting in an increase to the borrowing base from $1,500.0 million to $1,750.0 million. However, the Company elected to limit the Lenders’ aggregate commitment to $1,500.0 million. The overall senior secured line of credit under the revolving credit facility is $2,500.0 million as of March 31, 2014.

Hedging Activity
As of May 5, 2014, the Company had the following outstanding commodity derivative contracts, all of which are priced off of WTI and settle monthly:

		Weighted Average Prices ($/Bbl)
	Remaining Term	Sub-Floor	Floor	Ceiling	Swaps	BOPD	Total Barrels
2014
Full Year
Swaps	Apr - Dec				$95.90	9,500	2,612,500
Swaps with sub-floors	Apr - Dec	$70.00			$92.60	6,000	1,650,000
Two-way collars	Apr - Dec		$90.00	$100.71		3,500	962,500
Three-way collars	Apr - Dec	$70.59	$90.59	$105.25		8,500	2,337,500
First Half
Swaps	Apr - June				$99.42	4,000	364,000
Three-way collars	Apr - June	$70.00	$90.00	$103.98		2,000	182,000
Total 2014 hedges (weighted average)		$70.33	$90.39	$103.93	$95.00	29,485	8,108,500
Remaining 1H14 Hedges						33,500
Total 2H14 Hedges						27,500

2015
Full Year
Swaps	Jan - Dec				$89.62	8,000	2,920,000
First Half
Swaps	Jan - June				$90.97	8,000	1,448,000
Total 2015 hedges (weighted average)					$90.06	11,967	4,368,000
Total 1H15 Hedges						16,000
Total 2H15 Hedges						8,000
Conference Call Information
Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Tuesday, May 6, 2014
Time:	10:00 a.m. Central Time
Dial-in:	877-621-0256
Intl. Dial in:	706-634-0151
Conference ID:	31470336
Website:	www.oasispetroleum.com
A recording of the conference call will be available beginning at 1:00 p.m. Central Time on the day of the call and will be available until Tuesday, May 13, 2014 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	31470336
The conference call will also be available for replay at www.oasispetroleum.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Matt Ultis, (281) 404-9600
Manager – Finance and Investor Relations

Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	March 31, 2014	December 31, 2013
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$56,298	$91,901
Accounts receivable — oil and gas revenues	202,749	175,653
Accounts receivable — joint interest partners	134,553	139,459
Inventory	19,862	20,652
Prepaid expenses	24,450	10,191
Deferred income taxes	8,484	6,335
Derivative instruments	778	2,264
Advances to joint interest partners	214	760
Other current assets	420	391
Total current assets	447,808	447,606
Property, plant and equipment
Oil and gas properties (successful efforts method)	4,820,902	4,528,958
Other property and equipment	200,158	188,468
Less: accumulated depreciation, depletion, amortization and impairment	(723,429)	(637,676)
Total property, plant and equipment, net	4,297,631	4,079,750
Assets held for sale	—	137,066
Derivative instruments	470	1,333
Deferred costs and other assets	46,175	46,169
Total assets	$4,792,084	$4,711,924
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$24,516	$8,920
Revenues and production taxes payable	183,120	146,741
Accrued liabilities	283,024	241,830
Accrued interest payable	24,562	47,910
Derivative instruments	20,663	8,188
Advances from joint interest partners	10,931	12,829
Other current liabilities	2,766	—
Total current liabilities	549,582	466,418
Long-term debt	2,260,000	2,535,570
Deferred income taxes	424,049	323,147
Asset retirement obligations	35,790	35,918
Derivative instruments	679	139
Other liabilities	2,002	2,183
Total liabilities	3,272,102	3,363,375
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value: 300,000,000 shares authorized; 101,416,749 and 100,866,589 shares issued at March 31, 2014 and December 31, 2013, respectively	999	996
Treasury stock, at cost: 238,453 and 167,155 shares at March 31, 2014 and December 31, 2013, respectively	(8,387)	(5,362)
Additional paid-in capital	989,525	985,023
Retained earnings	537,845	367,892
Total stockholders’ equity	1,519,982	1,348,549
Total liabilities and stockholders’ equity	$4,792,084	$4,711,924

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$331,847	$241,651
Well services and midstream revenues	17,672	6,653
Total revenues	349,519	248,304
Expenses
Lease operating expenses	39,989	19,489
Well services and midstream operating expenses	10,920	2,914
Marketing, transportation and gathering expenses	5,186	3,389
Production taxes	31,803	22,089
Depreciation, depletion and amortization	91,272	66,261
Exploration expenses	380	1,857
Impairment of oil and gas properties	762	498
General and administrative expenses	23,520	13,854
Total expenses	203,832	130,351
Gain on sale of properties	183,393	—
Operating income	329,080	117,953
Other income (expense)
Net loss on derivative instruments	(17,603)	(14,612)
Interest expense, net of capitalized interest	(40,158)	(21,183)
Other income (expense)	153	780
Total other income (expense)	(57,608)	(35,015)
Income before income taxes	271,472	82,938
Income tax expense	101,519	31,087
Net income	$169,953	$51,851
Earnings per share:
Basic	$1.71	$0.56
Diluted	1.70	0.56
Weighted average shares outstanding:
Basic	99,560	92,375
Diluted	100,049	92,651

Oasis Petroleum Inc.
Selected Financial and Operational Statistics
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating results ($ in thousands):
Revenues
Oil	$309,231	$231,675
Natural gas	22,616	9,976
Well services and midstream	17,672	6,653
Total revenues	349,519	248,304
Production data:
Oil (MBbls)	3,449	2,482
Natural gas (MMcf)	2,448	1,388
Oil equivalents (MBoe)	3,857	2,714
Average daily production (Boe/d)	42,856	30,153
Average sales prices:
Oil, without realized derivatives (per Bbl)	$89.66	$93.33
Oil, with realized derivatives (per Bbl) (1)	89.01	94.01
Natural gas (per Mcf) (2)	9.24	7.18

Costs and expenses (per Boe of production):
Lease operating expenses	$10.37	$7.18
Marketing, transportation and gathering expenses (3)	1.53	1.23
Production taxes	8.25	8.14
Depreciation, depletion and amortization	23.66	24.42
General and administrative expenses	6.10	5.10

(1)	Realized prices include gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.

(2)	Natural gas prices include the value for natural gas and natural gas liquids.

(3)	Excludes non-cash valuation charge.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$169,953	$51,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	91,272	66,261
Gain on sale of properties	(183,393)	—
Impairment of oil and gas properties	762	498
Deferred income taxes	98,753	30,987
Derivative instruments	17,603	14,612
Stock-based compensation expenses	4,505	2,289
Debt discount amortization and other	1,487	746
Working capital and other changes:
Change in accounts receivable	(9,275)	(3,360)
Change in inventory	790	(8,407)
Change in prepaid expenses	(14,259)	293
Change in other current assets	(29)	(232)
Change in other assets	(1,593)	—
Change in accounts payable and accrued liabilities	29,007	15,009
Change in other current liabilities	2,766	—
Change in other liabilities	(82)	—
Net cash provided by operating activities	208,267	170,547
Cash flows from investing activities:
Capital expenditures	(280,895)	(217,819)
Proceeds from sale of properties	321,943	—
Costs related to sale of properties	(2,010)	—
Derivative settlements	(2,239)	1,686
Advances from joint interest partners	(1,898)	(1,691)
Net cash provided by (used in) investing activities	34,901	(217,824)
Cash flows from financing activities:
Principal payments on revolving credit facility	(275,570)	—
Purchases of treasury stock	(3,025)	(156)
Debt issuance costs	—	(25)
Other	(176)	—
Net cash used in financing activities	(278,771)	(181)
Decrease in cash and cash equivalents	(35,603)	(47,458)
Cash and cash equivalents:
Beginning of period	91,901	213,447
End of period	$56,298	$165,989
Supplemental non-cash transactions:
Change in accrued capital expenditures	$39,516	$13,735
Change in asset retirement obligations	(128)	2,048

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash or non-recurring charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively.

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Adjusted EBITDA reconciliation to Net Income:
Net income	$169,953	$51,851
Gain on sale of properties	(183,393)	—
Change in fair value of derivative instruments	15,364	16,298
Interest expense	40,158	21,183
Depreciation, depletion and amortization	91,272	66,261
Impairment of oil and gas properties	762	498
Exploration expenses	380	1,857
Stock-based compensation expenses	4,505	2,289
Income tax expense	101,519	31,087
Other non-cash adjustments	(746)	49
Adjusted EBITDA	$239,774	$191,373

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$208,267	$170,547
Derivative settlements	(2,239)	1,686
Interest expense	40,158	21,183
Exploration expenses	380	1,857
Debt discount amortization and other	(1,487)	(746)
Current tax expense	2,766	100
Changes in working capital	(7,325)	(3,303)
Other non-cash adjustments	(746)	49
Adjusted EBITDA	$239,774	$191,373

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as net income after adjusting first for (1) the impact of certain non-cash and non-recurring items, including changes in the fair value of derivative instruments, impairment of oil and gas properties, and other similar non-cash and non-recurring charges, and then (2) the non-cash and non-recurring items’ impact on taxes based on the Company’s effective tax rates in the same period. Adjusted Net Income is not a measure of net income as determined by GAAP.

The following table provides a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP):

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share data)
Net income	$169,953	$51,851
Change in fair value of derivative instruments	15,364	16,298
Gain on sale of properties	(183,393)	—
Impairment of oil and gas properties	762	498
Other non-cash adjustments	(746)	49
Tax impact (1)	62,830	(6,314)
Adjusted Net Income	$64,770	$62,382
Adjusted earnings per share:
Basic	$0.65	$0.68
Diluted	0.65	0.67
Weighted average shares outstanding:
Basic	99,560	92,375
Diluted	100,049	92,651

Effective Tax Rate	37.4%	37.5%

(1)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash and non-recurring items.